Contact: ICR, Inc.

Bill Zima

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(646) 328-2510

Chindex International, Inc. Reports Financial Results for Third Quarter and First Nine Months
of 2013

Bethesda, Maryland – November 11, 2013 – Chindex International, Inc. (NASDAQ: CHDX), an American healthcare company providing healthcare services in China through the operations of United Family Healthcare (“UFH”), a network of private primary care hospitals and affiliated ambulatory clinics, today announced financial results for the third quarter of 2013 ended September 30, 2013.

Third Quarter 2013 Financial Highlights

•	Revenue from healthcare services increased 16% to $43.1 million from $37.3 million in the prior year period.

•	Adjusted EBITDA was $5.0 million, compared to $6.0 million in the prior year period.

•	Development, pre-opening and start-up expense was $4.9 million, compared to $2.7 million in the prior year period.

•	Loss from operations was $2.8 million, compared to income from operations of $1.5 million in the prior year period.

•	Net loss was $3.8 million, or $(0.23) per diluted share, compared to net loss of $664,000, or $(0.04) per diluted share, in the prior year period.

•	Full year guidance adjustment primarily due to government regulatory delays.

Roberta Lipson, President and CEO of Chindex, commented, “Chindex’s third quarter revenue growth, although lower than original expectations, has in fact resulted in the Company’s highest revenue third quarter performance to date. We believe this is reflective of continued healthy market demand for our services and the growing recognition of our expanding UFH network. Our performance this year has been impacted by delayed openings at our Beijing Rehabilitation Hospital, Shanghai Quankou clinic and Beijing Shunyi clinic expansions, limiting our ability to accelerate growth at these three important projects. Additionally, the city of Shanghai experienced record heat in the summer months reducing patient volumes as well as higher-than-average physician personnel transitions that affected our ability to optimize performance in the third quarter. These challenges in Shanghai have since abated and we are positioned to resume higher levels of growth in the fourth quarter. Although the ramps of our new facilities are tracking our expectations, the delayed openings are expected to impact our growth through the end of the year, as our revenue ramp is on a delayed timeline. Consequently, we now expect full year revenue growth to be in the high teens to low-twenties range and Adjusted EBITDA growth to be between five to ten percent over last year.”

“The Chinese government has recently made unprecedented pronouncements on the key role of private healthcare in the continued healthcare reform process, reiterating the expectation that 20% of care will come from the private sector by 2015, and that by 2020 the healthcare market will be an RMB 8 trillion (USD$1.3 trillion) industry. Chindex is best positioned as the earliest and largest private premium healthcare provider in China to capture this tremendous opportunity. Chindex’s United Family Healthcare system is dedicated to provide both the Chinese and expatriate communities in China with premium healthcare services, and we intend to deliver this commitment across an expanding network of geographic locations and service lines.”

“We are particularly excited about our newly launched services and upcoming development projects which are designed to serve China’s rapidly growing healthcare industry. In Beijing, our surgical and oncology services are furthering our leadership in the field of acute and chronic care, and our state-of-the-art hospital and clinic network will continue to expand its primary care services by opening new clinic locations in two additional business and residential areas. In addition, we have recently initiated our planned expansion into the affluent Haidian district in west Beijing, with plans to develop a new hospital and an ambulatory clinic. Outside of Beijing, we continue to develop our new United Family hospital in Guangzhou, and have recently initiated development of another comprehensive care hospital in the affluent port city of Qingdao in Shandong Province. We continue to evaluate opportunities in other second-tier cities for future United Family hospitals. We remain highly encouraged with our growth opportunities in the years ahead driven by the rise in China’s affluent population and from the government’s strengthened support for private capital investment in the healthcare services sector.”

Third Quarter 2013 Financial Results

Third quarter 2013 revenue from healthcare services increased 16% to $43.1 million from $37.3 million in the prior year period. These results reflect continued growth of inpatient and outpatient volume across the United Family Healthcare network as well as increasing contributions from the expansion of the Company’s flagship hospital in Beijing. The Company also began to generate revenue from its Beijing Rehabilitation Hospital which opened in July. Overall, outpatient services contributed 56% and inpatient services contributed 44% of revenue, compared with 56% and 44%, respectively, in the prior year period. By service line, surgical services contributed 21.5%, OB/GYN contributed 17%, pediatrics contributed 8.8%, ancillary services contributed 31.1%, internal medicine contributed 3.6%, emergency room contributed 3.9%, dental contributed 2.4%, family medicine 1.6% and other clinical service lines contributed 10.1% of revenue.

Operating expenses in the third quarter of 2013 increased 28% to $45.8 million from $35.8 million in the prior year period. These costs were primarily driven by the Company’s development of new facilities and network infrastructure projects. Salaries, wages and benefits in the third quarter of 2013 increased 24% to $26.2 million from $21.1 million in the prior year period, reflecting a 13.6% increase in headcount to support revenue growth and development activities, including newly recruited staff for the Company’s Beijing United Family Rehabilitation Hospital and United Family Quankou Clinic in Shanghai. Development, pre- and post-opening and start-up expenses were $4.9 million this quarter, compared to $2.7 million for the prior year period. These expenses were driven by development projects across all markets, particularly the Beijing United Family Rehabilitation Hospital, Tianjin United Family Hospital and Quankou clinic. Operating expenses also included certain non-cash expenses including $1,001,000 of stock-based compensation expense compared to $904,000 for the prior year period.

Adjusted EBITDA in the third quarter of 2013 was approximately $5.0 million, compared to $6.0 million in the prior year period. The Adjusted EBITDA results reflected a slower growth cycle associated with the delayed opening of the Beijing United Family Rehabilitation Hospital, the Quankou clinic and expanded investment in network infrastructure projects.

Loss from operations was $2.8 million, compared to income from operations of $1.5 million in the prior year period.

The Company recorded a $1.0 million provision for taxes in the third quarter of 2013, compared to the tax provision of $1.5 million in the prior year period. As in past quarters, the current period provision continued to be heavily impacted by losses in development and start-up entities for which the Company cannot currently recognize tax benefits.

Net loss for the quarter ended September 30, 2013 was $3.8 million, or $(0.23) per diluted share, compared to net loss of $664,000, or $(0.04) per diluted share, in the prior year period. This included income from our minority interest in CML of $52,000 this year compared to a loss of $785,000 in the prior year period. For the third quarter of 2013, weighted average diluted shares outstanding were 16.7 million.

As of September 30, 2013, the Company had $32.6 million in unrestricted cash, cash equivalents and investments.

First Nine months 2013 Financial Results

During the first nine months of 2013, revenue from healthcare services increased 20% to $130.6 million from $108.9 million in the prior year period, reflecting growing inpatient and outpatient volume across the United Family Healthcare network. Outpatient services contributed 57% of revenue and inpatient services contributed 43% of revenue in the first nine months of 2013 compared with 59% and 41%, respectively, for the first nine months of 2012. By service line, surgical services contributed 21.8%, OB/GYN contributed 15.4%, pediatrics contributed 8.2%, ancillary services contributed 31.3%, internal medicine contributed 3.8%, emergency room contributed 4%, dental contributed 3.1%, family medicine 1.5% and other services contributed 10.9% of revenue.

Operating expenses for the first nine months of 2013 increased 25% to $128.9 million from $103.4 million in the prior year period. Development, pre-opening and start up expenses increased to $10.5 million from $8.5 million in the prior year period primarily as a result of delayed project openings as well as several new pipeline projects. Operating expenses also included certain non-cash expenses including $3.2 million of non-cash stock compensation expense compared to $2.5 million for the prior year. Income from operations was $1.7 million, compared to income from operations of $5.5 million in the prior year period. Adjusted EBITDA was approximately $19.7 million compared to $19.2 million in the prior year period.

Provision for taxes was $4.6 million, compared to $4.5 million in the prior year period. Net loss was $4.0 million, or $(0.24) per diluted share, compared to net income of $615,000, or $0.05 per diluted share, in the first nine months of 2012. This included a loss from our minority interest in CML of $1.2 million this year compared to a loss of $573,000 in the prior year period. For the first nine months of 2013 ended September 30, 2013, weighted average diluted shares outstanding were 16.6 million.

Chindex Medical Limited

For Chindex Medical Limited (CML), a joint venture between Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”) and Chindex International, Chindex recognized its 30% interest in CML’s net income using the equity method of accounting since the acquisition of Alma Lasers, Inc. on May 27, 2013.

In the third quarter of 2013, Chindex recognized $52,000 in income for its equity interest in CML. For the first nine months of 2013, the Company recognized a loss of $1.2 million for its equity interest in CML.

The operating results of CML in 2013 have thus far been adversely impacted by restructuring at the Ministry of Health, uncertainty surrounding proposed government reforms and the disruption to normal hospital purchasing activity due to the government campaign to improve compliance in the public hospitals’ purchasing activities, all of which has led to an overall slowdown in business activity among capital medical equipment markets in China.

Non-GAAP Measures

The Company presents Adjusted EBITDA to better illustrate ongoing operational results. Adjusted EBITDA is defined as income (loss) before interest expense, interest and other income, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics and equity in earnings (loss) of unconsolidated affiliate. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan. Management believes that providing an Adjusted EBITDA analysis to investors is a helpful metric to better illustrate the Company’s operations, including development plans, and changes in presentation from historical periods. The Company uses Adjusted EBITDA for business planning and other purposes. Other companies may calculate Adjusted EBITDA differently, and therefore Chindex’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of operating performance.

Conference Call

Management will host a conference call at 8:30 am ET Monday on November 11, 2013 to discuss financial results. To participate in the conference call, U.S. domestic callers may dial 1-877-303-9231 and international callers may dial 1-760-666-3567 approximately 10 minutes before the conference call is scheduled to begin. The conference ID is 89382773. A webcast and replay of the earnings call will be accessible via Chindex’s website at http://ir.chindex.com/events.cfm.

About Chindex International, Inc.

Chindex is an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics. United Family Healthcare currently operates in Beijing, Shanghai, Tianjin and Guangzhou. The Company also provides medical capital equipment and products through Chindex Medical Ltd., a joint venture company with manufacturing and distribution businesses serving both domestic China and export markets. With more than thirty years of experience, the Company’s strategy is to continue its growth as a leading integrated health care provider in the Greater China region. Further Company information may be found at the Company’s website at http://www.chindex.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, updates and additions to those “Risk Factors” in the Company’s interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended		Nine months ended September
	September 30,		30,
	2013	2012	2013	2012

Healthcare services revenue	$43,058	$37,299	$130,600	$108,928

Operating expenses
Salaries, wages and benefits	26,170	21,064	75,667	60,989
Other operating expenses	7,690	5,595	19,156	15,704
Supplies and purchased medical services	5,396	4,532	15,951	13,582
Bad debt expense	1,084	865	3,203	2,260
Depreciation and amortization	2,842	1,797	7,497	5,268
Lease and rental expense	2,650	1,915	7,421	5,602

	45,832	35,768	128,895	103,405

(Loss) income from operations	(2,774)	1,531	1,705	5,523

Other income and (expenses)
Interest income	246	214	735	487
Interest expense	(424)	(141)	(752)	(356)
Equity in (loss) income of unconsolidated affiliate	52	(785)	(1,235)	(573)
Miscellaneous income (expense) — net	110	(5)	147	(5)

(Loss) income before income taxes	(2,790)	814	600	5,076
Provision for income taxes	(1,035)	(1,478)	(4,609)	(4,461)

Net (loss) income	$(3,825)	$(664)	$(4,009)	$615

Net (loss) income per common share — basic	$(.23)	$(.04)	$(.24)	$.04

Weighted average shares outstanding — basic	16,703,827	16,404,635	16,612,450	16,338,332

Net (loss) income per common share — diluted	$(.23)	$(.04)	$(.24)	$.05

Weighted average shares outstanding — diluted	16,703,827	16,404,635	16,612,450	17,621,675

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$32,624	$33,184
Restricted cash	2,045	754
Accounts receivable, less allowance for doubtful accounts of $14,087 and $10,612, respectively	21,146	19,564
Receivables from affiliates	2,995	2,110
Inventories of supplies, net	2,946	2,328
Deferred income taxes	4,161	3,209
Other current assets	4,796	3,798

Total current assets	70,713	64,947
Restricted cash and sinking funds	19,086	20,351
Investment in unconsolidated affiliate	33,582	34,847
Property and equipment, net	106,157	97,952
Noncurrent deferred income taxes	833	925
Other assets	3,571	3,428

Total assets	$233,942	$222,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,960	$1,586
Accounts payable	6,131	9,520
Payable to affiliates	2,308	1,334
Accrued expenses	18,109	15,540
Other current liabilities	9,839	8,558
Income taxes payable	1,557	2,772

Total current liabilities	40,904	39,310
Long-term debt and convertible debentures	41,268	32,812
Long-term deferred tax liability	262	262

Total liabilities	82,434	72,384

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 16,070,962 and 15,904,836 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	161	159
Class B stock – 1,162,500 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	12	12
Additional paid-in capital	125,495	122,109
Retained earnings	14,574	18,583
Accumulated other comprehensive income	11,266	9,203

Total stockholders’ equity	151,508	150,066

Total liabilities and stockholders’ equity	$233,942	$222,450

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended September 30,
	2013	2012
OPERATING ACTIVITIES
Net (loss) income	$(4,009)	$615
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,497	5,268
Inventory write down	18	42
Provision for doubtful accounts	3,203	2,260
Loss on disposal of property and equipment	20	29
Equity in loss (income) of unconsolidated affiliate	1,235	573
Deferred income taxes	(774)	96
Stock based compensation	3,235	2,505
Foreign exchange (gain) loss	(372)	279
Amortization of debt issuance costs	136	7
Amortization of debt discount	186	186
Changes in operating assets and liabilities:
Accounts receivable	(4,307)	(5,977)
Accounts receivable from affiliates	(885)	(744)
Inventories of supplies	(577)	(51)
Other current assets and other assets	(733)	(354)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(2,784)	2,734
Accounts payable to affiliates	973	2,287
Income taxes payable	(1,253)	(274)

Net cash provided by operating activities	809	9,481

INVESTING ACTIVITIES
Proceeds from redemption of CDs	—	26,530
Purchases of property and equipment	(10,896)	(21,986)

Net cash (used in) provided by investing activities	(10,896)	4,544

FINANCING ACTIVITIES
Restricted cash from (to) IFC RMB loan sinking funds	446	(10,940)
Restricted cash for Exim loan collateral	—	(8,957)
Proceeds from debt	11,000	—
Repayment of debt	(1,596)	—
Payment for debt issuance cost	(441)
Repurchase of restricted stock for income tax withholding	(311)	(151)
Proceeds from exercise of stock options	464	16

Net cash provided by (used in) financing activities	9,562	(20,032)
Effect of foreign exchange rate changes on cash and cash equivalents	(35)	(269)

Net decrease in cash and cash equivalents	(560)	(6,276)
Cash and cash equivalents at beginning of period	33,184	33,755

Cash and cash equivalents at end of period	$32,624	$27,479

Supplemental disclosures of cash flow information:
Cash paid for interest	$695	$546
Cash paid for taxes	$6,685	$4,626
Non-cash investing and financing activities consist of the following:
Change in property and equipment additions included in accounts payable and payable	$2,672	$4,118
to affiliates

The table below reconciles our consolidated net (loss) income to Adjusted EBITDA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Consolidated net (loss) income	$(3,825)	$(664)	$(4,009)	$615

Adjustments:
Depreciation and amortization	2,842	1,797	7,497	5,268
Provision for income taxes	1,035	1,478	4,609	4,461
Interest expense	424	141	752	356
Interest and other income, net	(356)	(209)	(882)	(482)
Development, pre-opening and start-up expense	4,912	2,716	10,463	8,457
Equity in loss (income) of unconsolidated affiliate	(52)	785	1,235	573
	8,805	6,708	23,674	18,633

Adjusted EBITDA	$4,980	$6,044	$19,665	$19,248